EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is effective as of Sept 16, 2015 (the “Effective Date”), between Aytu Bioscience, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 200, Englewood, CO 80112 USA, hereinafter referred to as the “Company”, and Jonathan McGrael (“Employee”).

RECITALS

WHEREAS, the Company desires to hire the Employee in order to retain the Employee’s experience, skills, abilities, background and knowledge, and is willing to employ the Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be employed by the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows

1. Employment. The Company hereby agrees to employ Employee and Employee hereby accepts such employment, beginning on the Effective Date and continuing until terminated by either party. Employee’s employment with the Company is at-will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

2. Position and Duties. Employee will serve as the Company’s Vice President of Sales, and will perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to the Employee from time to time by the Company’s Chief Executive Officer. Employee will report to the Company’s Chief Executive Officer. Employee will devote his full business time to the affairs of the Company and to his duties hereunder, and will perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Employee may engage in any civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company. In addition, during his employment, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse or antagonistic to the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates.

3. Compensation. As compensation for the services to be rendered by Employee under this Agreement, the Company will provide the following compensation and benefits during Employee’s employment hereunder.

(a) Base Salary. The Company will pay Employee a base salary of $175,000 per annum, payable at least monthly on the Company’s regular pay cycle for professional employees (the “Base Salary”). The Base Salary may be reviewed from time to time by the Company, and may be increased in the sole discretion of the Company’s Board of Directors (the “Board”) or its designee. The Base Salary may also be decreased by the Board in connection with any Company-wide decrease in executive compensation.

(b) Annual Incentive Bonus. Employee will be eligible for an annual discretionary bonus (the “Bonus”) with a target amount of seventy-five thousand dollars ($75,000), based on the determination of the Board or its designee, in good faith, of the Employee’s and the Company’s achievement of certain individual and company performance objectives established by the Board or its designee (the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Employee’s performance and the Company’s financial performance. The Employee must be employed on the date the Bonus is paid to be eligible for the Bonus. The Bonus for any given year will be payable between two and one-half months following immediately following the conclusion of the year to which the Bonus relates.

(c) Equity Compensation. In connection with the execution of this Agreement, and subject to Board approval, the Company will grant to Employee an option to purchase 200,000 shares of the Company’s common stock (the “Option”). The Option will vest as to one third (1/3) of the total number of shares subject to the Option on the first, second, and third anniversary of Employee’s first date of employment with the Company, so long as Employee remains employed by the Company through each such vesting date. The Option exercise price will equal the fair market value on the date of grant as determined by the Board. The Option will be subject to the terms of the Company’s 2015 Stock Option and Incentive Plan (the “Plan”) and a related option grant agreement between Employee and the Company. The vesting of the Option will be accelerated upon the occurrence of a “Sale Event” as such term is defined in the Plan.

(d) Relocation Expenses. The Company will reimburse Employee for reasonable expenses incurred in moving himself and his family from his existing residence to his new residence in the Denver, Colorado or Raleigh, North Carolina area, up to a maximum of $20,000. Covered expenses will include carrier transportation by an approved carrier for normal household goods and personal effects, exclusive of automobiles, boats, recreational vehicles, explosives, firearms, outdoor structures, items of exceptional value, or any item in which the moving costs exceed its value, and customary packing and unpacking charges. Employee will have eighteen (18) months from the date his employment begins in which to use this benefit. Within thirty (30) days after incurring any covered expense, Employee will provide such documentation as may be reasonably requested by the Company to substantiate expenses to be reimbursed pursuant to this section. Any relocation expenses paid to Employee pursuant to this Section 3(d) will be subject to repayment by Employee if Employee resigns his employment without Good Reason (as defined below) or if the Company terminates Employee’s employment with Cause (as defined below) within twelve (12) months following the payment by the Company.

4. Employee Benefits. Employee will be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company available to similarly-situated employees now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any such plans or programs in its sole discretion. Employee will be entitled to earn paid vacation in accordance with Company policy.

5. Expenses. The Company will reimburse Employee for actual, reasonable out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses which will be submitted in such form, and with such supporting documentation, as called for or required by Company policy. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Employee incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6. Termination.

(a) In General. Employee’s employment hereunder will end automatically upon his death. Employee’s employment may also be by either party upon written notice to the other at any time, for any reason or for no reason.

(b) Effect on Other Positions. On termination of Employee’s employment, regardless of the reason for such termination, Employee will immediately, automatically, and with contemporaneous effect, resign any directorships, offices, or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company for any reason, Employee consents and agrees that the Company may notify Employee’s new employer regarding Employee’s obligations under this Agreement and the PIA (hereinafter defined).

7. Payment Upon Termination.

(a) In General. When Employee’s employment with the Company is terminated for any reason, Employee, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination (including accrued but unused vacation pay to the extent required by pursuant to Company policy or by law). Such amounts will be paid on the first regular pay date after the date of termination (or earlier, if required by applicable law). In addition, Employee (or his estate) will be entitled to receive reimbursement for any outstanding business expenses that Employee has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b) Termination without Cause or for Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause, or the Employee terminates his employment with Good Reason, then conditioned upon Employee executing a Release (as defined below) following such termination, the Company will provide to Employee the following separation benefits (collectively, the “Separation Benefits”): (i) continued payment of Employee’s then-current Base Salary for a period of six (6) months; and (ii) accelerated vesting of the then-unvested portion of the Option in its entirety. The Separation Benefits are conditioned upon Employee executing a general release of claims in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in clause (i) above will be payable to Employee over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee’s employment with the Company, and the accelerated vesting described in clause (ii) above will occur on the sixtieth (60th) day following the termination of Employee’s employment with the Company. Notwithstanding the foregoing, if Employee is entitled to receive the salary continuation described in clause (i) above but violates any provisions of the PIA after termination of employment, the Company will be entitled to immediately stop paying any further installments of such salary continuation, in addition to any other remedies that may be available to the Company in law or at equity. For avoidance of doubt, the termination of Employee’s employment as a result of his death or disability (meaning the inability of Employee, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Company in its sole discretion) will not constitute a termination without Cause triggering the rights described in this Section 7(b).

(c) Cause Defined. “Cause” means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee’s gross negligence in performing any of his duties under this Agreement; (iii) Employee’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, a felony or misdemeanor involving moral turpitude; (iv) Employee’s material failure to comply with the Company’s workplace rules, policies, or procedures; (v) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party as to which the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company; (vi) Employee’s material breach of the PIA; (vii) Employee’s material breach of this Agreement; or (viii) Employee’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Chief Executive Officer or his designee. In the event that the Company concludes that Employee has engaged in acts constituting in Cause as defined in clause (iv), (vii), or (viii) above, prior to terminating his employment for Cause the Company will provide Employee with at least fifteen (15) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being cured.

(d) Good Reason Defined. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s written consent: (i) a material reduction of Employee’s Base Salary (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the Base Salary be reduced below the amount stated in Section 3(a)); (ii) a material reduction in Employee’s overall responsibilities or authority, or scope of duties; or (iii) the Company’s material breach of this Agreement. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have fifteen (15) days during which it may attempt to remedy the Good Reason condition and not be required to provide for the benefits described in Section 7(b) above as a result of such proposed resignation if successfully remedied. If the Good Reason condition is not remedied within such fifteen (15) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the fifteen (15) day cure period.

8. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”).

9. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Employee, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. This Agreement is a personal contract, and as such Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

10. Entire Agreement. This Agreement (together with the equity award agreements referred to herein and the PIA) represents the entire agreement between the parties concerning Employee’s employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

11. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

12. Notices. Any notice to be given under this Agreement will be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:	Jonathan McGrael

To the address specified in the payroll records of the Company.

If to the Company:	Aytu Bioscience, Inc. 373 Inverness Parkway Suite 200 Englewood, Colorado 80112

Any notice delivered personally or by overnight courier will be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date two (2) days after it is deposited in the custody of the U.S. Postal Service.

13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable will not be affected, and each provision of this Agreement will be validated and will be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision will not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below will construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as will be valid and enforceable under the applicable law.

14. Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

16. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement will be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together constitute one and same instrument. The parties agree that facsimile signatures will have the same force and effect as original signatures.

18. Applicable Law. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto will be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State.

19. Arbitration. To facilitate the rapid and economical resolution of any disputes that may arise during Employee’s employment hereunder, Employee and the Company agree that any controversy or claim arising out of or relating to this Agreement, or any amendment or renewal hereof, or its negotiation, execution, construction, enforceability or performance, or any alleged breach hereof, or any claim between the parties which relates to the employment of Employee by the Company (including but not limited to claims based in tort or those which are statutory in nature and claims relating to discrimination of any kind) will be finally determined by binding arbitration conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (or its successor entity) then in effect (the “Rules”), and subject to the provisions set forth below.

(a) Any such arbitration will be conducted before a single arbitrator chosen in accordance with the Rules. Each party hereto will bear the costs of the arbitrator equally, unless otherwise ordered by the arbitrator. The arbitrator will have the authority to order discovery as permitted by the Rules. The arbitrator, and not a court, will be authorized to determine whether the provisions of this Section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.

(b) The arbitration proceedings will be held in the Denver, Colorado metropolitan area, unless otherwise mutually agreed by the parties. Any such arbitration will be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrator.

(c) Judgment on the award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if either party seeks preliminary injunctive relief to protect its rights, then such party will have the power, without waiving this arbitration agreement, to invoke the jurisdiction of any court having jurisdiction for the exclusive purpose of obtaining such preliminary injunctive relief, and for such purposes each party hereby consents to the jurisdiction of, and laying of venue in, the state and federal courts sitting in Denver, Colorado. Each party hereby waives and agrees not to assert, to the fullest extent permitted by applicable law, any claim that (i) such party is not subject to the jurisdiction or venue of such courts, (ii) such party is immune from any legal process issued by such courts, (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum, and (iv) that any action by a party to seek preliminary injunctive relief in such court is a waiver of such party’s right to enforce this arbitration agreement.

20. Section 409A.

(a) The parties intend that this Agreement will be administered in accordance with Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits will be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

	AYTU BIOSCIENCE, INC.	EMPLOYEE

By:	/s/ Joshua R. Disbrow	/s/ Jonathan McGrael
	Joshua R. Disbrow Chief Executive Officer	Jonathan McGrael